CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-277101, 333-266227, 333-269490, 333-274241, and 333-284755 on Form S-8 and Registration Statement Nos. 333-269029, 333-280018, and 333-273195 on Form S-3 of our reports dated February 23, 2026, relating to the financial statements of Ivanhoe Electric Inc. and the effectiveness of Ivanhoe Electric Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte LLP
Chartered Professional Accountants
February 23, 2026
Vancouver, Canada